Exhibit (d)(4)

EXECUTION VERSION

COMSCORE, INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of February 11, 2015 by and among comScore, Inc., a Delaware corporation (the “Company”), WPP Group USA, Inc., a Delaware corporation (the “Parent Stockholder”), and Cavendish Square Holding B.V., a private limited liability company incorporated in The Netherlands (“Subsidiary Stockholder” and collectively with the Parent Stockholder, the “Stockholders”). Capitalized terms contained and not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (defined below).

RECITALS

A. The Subsidiary Stockholder is party to that certain Stock Purchase Agreement of even date herewith with the Company (the “Purchase Agreement”), and it is a condition to the closing of the Purchase Agreement and the sale pursuant thereto of the Company’s common stock, par value $0.001 per share (“Common Stock”), to the Subsidiary Stockholder that the Subsidiary Stockholder and the Company shall have executed and delivered this Agreement;

B. Following the closing of the Purchase Agreement, the Stockholders may purchase additional shares of Common Stock in the open market;

C. As a condition to the closing of the Purchase Agreement by the Company, the Stockholders have agreed to enter into this Agreement providing for the Company’s securities, including the Common Stock purchased pursuant to the Purchase Agreement, held by the Stockholders or acquired after the date of the Purchase Agreement (the “Shares”) to be voted in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Proxy. Subject to the terms and provisions of this Agreement, the Stockholders hereby irrevocably appoint the Chief Executive Officer and the Chief Financial Officer of the Company, or one of them, effective during the Term (as set forth in Section 3 below) and for so long as the Common Stock then beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by the Stockholders constitute at least fifteen percent (15%) of the Company’s then-outstanding Common Stock, proxies and attorneys-in-fact, each with full power of substitution to vote all Shares held of record or beneficially owned by the Stockholders in accordance with the provisions of this Agreement. The proxy granted hereby is coupled with an interest.

2. Voting. Unless the Term is terminated earlier pursuant to Section 3 hereof, for so long as the Stockholders hold at least fifteen percent (15%) of the Company’s then-outstanding Common Stock, all of the Shares beneficially owned, either directly or indirectly, by the Stockholders shall be voted as follows:

(a) except as otherwise provided in this Section 2, in a neutral manner (as defined below) on all matters submitted to the stockholders of the Company for a vote, whether required by the Company’s charter or bylaws, pursuant to Delaware General Corporate Law or otherwise; and

(b) except as otherwise provided in this Section 2, in favor of the vote recommended by of the Company’s Board of Directors on any matter submitted to the stockholders of the Company for a vote, whether such vote is required by the Company’s charter or bylaws, pursuant to Delaware General Corporate Law or otherwise, if such vote is directly attributable to a proposal received by the Company from a third party other than a director or executive officer of the Company or an affiliate (as defined under the Securities Exchange Act of 1934, as amended) of the Company that is controlled by the Company;

provided, however, that in the event that the Stockholders and the Company agree in good faith that any such matter submitted to the stockholders of the Company for a vote can reasonably be expected to create a direct conflict of interest between the interests of the Company and the Stockholders, then (i) the Stockholders may elect to abstain from voting on any such matter, and (ii) the proxy granted pursuant to Section 1 hereof shall not apply with respect to any vote on such matter.

For the purposes of this Agreement, the term “vote” shall include any exercise of voting rights whether at an annual or special meeting of stockholders or by written consent or in any other manner permitted by applicable law. For purposes of this Agreement, “neutral manner” means in the same proportion as all other outstanding voting securities of the Company (excluding any and all voting securities beneficially owned, directly or indirectly, by the Stockholder) voted on the relevant matters. By way of example only, if 100,000 voting securities that are not beneficially owned by the Stockholders are cast with 60,000 of such shares voting “For” a proposal, 30,000 of such shares voting “Against” a proposal, and 10,000 of such shares abstaining, the Stockholders shall vote sixty percent (60%) of the Shares “For” the proposal, thirty percent (30%) “Against” the proposal and abstain with respect to ten percent (10%) of the Shares.

3. Termination. This Agreement shall be effective and the term hereof (the “Term”) shall commence as of the date first set forth above and shall terminate upon the earliest of: (i) if the Purchase Agreement is terminated prior to the Closing, as of the time at which the termination of the Purchase Agreement takes effect, (ii) the first date on which the Stockholders cease to beneficially own any Shares, (iii) a Change of Control (as defined in that certain Stockholder Rights Agreement by and among the Stockholders and the Company of even date herewith), or (iv) the mutual agreement of the Company and the Stockholders.

4. Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued by the Company to the Stockholders on, or in exchange for, any of the

Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

5. Legending of Shares. The Stockholders hereby agree that the Shares shall bear a legend, in customary form, stating that they are subject to this Agreement.

6. Miscellaneous.

(a) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event they may be mailed by first-class, certified or registered, postage prepaid, addressed, to the party to be notified, at the respective addresses set forth herein, or at such other address which may hereinafter be designated in writing: (i) if to the Stockholders, at c/o WPP Group USA, Inc., 100 Park Avenue, 4th Floor, New York, New York 10017, Attention: Chief Financial Officer, Fax No.: (212) 632-2222, with a copy to Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Attention: Curt Myers, Fax: (212) 468-4888, or (ii) if to the Company, at comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, VA 20190, Attention: Chief Executive Officer and General Counsel, Fax No.: (703) 438-2051, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304, Attention: Robert G. Day, Esq. With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, the Stockholders agree that such notice may be given by facsimile or by electronic mail (to the extent otherwise permitted under any such provision).

(b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company shall not permit the transfer (i) to any Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Stockholders or (ii) to a person or entity with whom the Stockholder is part of a group for purposes of Section 13(d)(3) of the Exchange Act of any Shares on the Company’s books or issue a new certificate representing any Shares unless and until the person or entity referred to in clauses (i) or (ii) of this subsection shall have executed a customary and reasonable written agreement pursuant to which such person or entity becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person or entity was an original party hereto.

(c) Aggregation of Stock. All securities held or acquired by affiliated entities or persons shall be aggregated together for purposes of determining the obligations of the Stockholders under this Agreement.

(d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections shall, unless otherwise provided, refer to sections hereof.

(f) Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments (including proxies) and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

(g) Entire Agreement. This Agreement, together with the Purchase Agreement and the other Related Agreements, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subject matter hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

(h) SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

(i) Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Stockholders.

(j) No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted the parties hereunder are cumulative and will not constitute a waiver of any party’s right to assert any other legal remedy available to it.

(k) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile or other electronically transmitted copies of signed signature pages will be deemed binding originals.

(signature page follows)

The parties have executed this Voting Agreement as of the date first above written.

COMSCORE, INC.,
a Delaware corporation

/s/ Mel Wesley Signature of Authorized Signatory

Mel Wesley, Chief Financial Officer Name and Title of Authorized Signatory

(Signature page to Voting Agreement)

The parties have executed this Voting Agreement as of the date first above written.

WPP GROUP USA, INC.

/s/ Andrew Scott Signature of Authorized Signatory

Andrew Scott, Authorized Person Name and Title of Authorized Signatory

(Signature page to Voting Agreement)

The parties have executed this Voting Agreement as of the date first above written.

CAVENDISH SQUARE HOLDING B.V.

/s/ Andrew Scott Signature of Authorized Signatory

Andrew Scott, Authorized Person Name and Title of Authorized Signatory

(Signature page to Voting Agreement)